EXHIBIT 99

P R E S S    R E L E A S E

FOR ADDITIONAL INFORMATION:

Contact Christy Coulston,

Vice President & Marketing Director

(707) 935-3200

SONOMA VALLEY BANCORP ANNOUNCES RECORD LEVELS OF ASSETS AND EARNINGS FOR

THIRD QUARTER 2006

SONOMA, California, October 16, 2006– Sonoma Valley Bancorp President and CEO Mel Switzer, Jr. reported Company earnings of $2,903,221 for the nine months ended September 30, 2006, compared to $2,348,788 for the same period last year, a gain of 23.6%.  Earnings per share increased to $1.29 from $1.09, a gain of 18.3% over 2005.  Year to date results were enhanced by strong third quarter earnings of $1,011,907 compared to $847,551 for the same quarter last year, an increase of 19.4%.  Earnings per share for the quarter increased to $.45 from $.39 last year, a gain of 15.4%.

The Company posted assets of $269 million at September 30, 2006, up 15.6% from $233 million a year ago.  Deposits grew to $228 million, up 11.2% from $205 million last year.  Loans reached $207 million, up $47 million or 29.6% from the third quarter of 2005.  The annualized Return on Average Assets was 1.51% and the annualized Return on Average Equity was 15.64%.  The Book Value for the stock at period end was $11.28.

The record earnings are attributed to the substantial growth in loan volume, higher operating efficiencies and an increase in non-interest income.  During the quarter, the Company increased the cash dividend to 30 cents ($.30) per share and continued its commitment to repurchase Company stock in accordance with the Board of Directors’ strategic objective for prudent capital management.

For the thirteenth year, Findley Reports, Inc. named Sonoma Valley Bank to its list of SUPER PREMIER PERFORMING BANKS in 2005, as well as “Best of the Best” of its peer group of banks.  Sonoma Valley Bank was chosen as the number one bank in California in its size category for exceptional historical performance.  Bauer Financial again awarded the Bank their highest designation, 5 STAR, based on capital strength and consistent earnings of the Company.

Sonoma Valley Bancorp shares are listed on the OTC Bulletin Board (OTCBB) and the stock symbol is SBNK.

This press release may contain forward-looking statements, which are not historical facts, but which management believes are a benefit to shareholders. These forward looking statements may include management's expectations regarding future events and performance of its subsidiary, Sonoma Valley Bank, including such items as operating efficiencies, projected growth in loans and deposits, future operating results and forecasts, net interest margin, strength of the local economy where Sonoma Valley Bank principally operates, and federal fiscal policies. Future events are difficult to predict and such forward-looking statements contained in this press release which are not historical facts are subject to risks and uncertainties that could cause actual results to differ materially and adversely from those expressed, including, but not limited to, certain changes in the local economy, changes in interest rates and federal fiscal policies, and changes in competition. In addition, the Company discusses certain other risks and uncertainties related to its operations in its reports filed with the Securities and Exchange Commission, which risks and discussion should be read in conjunction with this press release. The Company assumes no obligation to publicly revise forward-looking statements to reflect subsequent events or changed circumstances.